OFFER TO PURCHASE FOR CASH
                             ALL OUTSTANDING SHARES
                                       OF
                 COMMON STOCK (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF

                         DYNAMICS CORPORATION OF AMERICA

                                       AT

                                $40 NET PER SHARE
                                       by

                              SB ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                                 WHX CORPORATION

--------------------------------------------------------------------------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                               NEW YORK CITY TIME
            ON TUESDAY, APRIL 29, 1997 UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

                                                                  March 31, 1997
To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

         We are asking you to contact your clients for whom you hold shares of common stock, par value $.10 per share (the "Shares"), of Dynamics Corporation of America, a New York corporation (the "Company"). Please bring to their attention as promptly as possible the offer being made by SB Acquisition Corp., a New York corporation ("Purchaser") and a wholly owned subsidiary of WHX Corporation, a Delaware corporation ("Parent"), to purchase up to the Specified Percentage (as defined in the Offer to Purchase, which is defined herein) of Shares, including the associated Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of January 30, 1986, as amended on December 27, 1995, between the Company and First National Bank of Boston, as Rights Agent, at a price of $40 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 31, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith.

         For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

         1.       Offer to Purchase, dated March 31, 1997;

         2. Letter of Transmittal to be used by holders of shares in accepting the Offer. Facsimile copies of the Letter of Transmittal may be used to accept the Offer;

         3. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis;

         4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

         5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

         6.       Return envelope addressed to the Depositary.

         We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser for customary mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the sale and transfer of Shares to it or its order, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, APRIL 29, 1997, UNLESS THE OFFER IS EXTENDED.

         In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal, and, if necessary, any other required documents should be sent to the Depositary and (2) either certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account at one of the book-entry transfer facilities (as defined in the Offer to Purchase), all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

         If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents to the Depositary prior to the expiration of the Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

         Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone number as set forth on the back cover page of the Offer to Purchase.

         Additional copies of the above documents may be obtained from the Information Agent, at the address and telephone number set forth on the back cover of the Offer to Purchase.

                                               Very truly yours,


                                               SB ACQUISITION CORP.



         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.


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